EXHIBIT 10.5

SM ENERGY COMPANY

CASH BONUS PLAN

As Amended on July 30, 2010

The Cash Bonus Plan (the “Plan”) of SM Energy Company, a Delaware corporation (the “Company”), shall function as follows:

1.             On or before March 15 of each year the Compensation Committee of the Board of Directors of the Company (the “Committee”), each member of which shall be an “outside director” within the meaning of the regulations under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), shall designate the key employees, if any, of the Company (and of any of the Company’s majority owned subsidiaries) who are eligible to participate in the Plan with respect to the prior calendar year.

2.             No participant shall receive a bonus under the Plan with respect to a calendar year in excess of two hundred percent of his or her base salary received for such year.  Unless and until the Committee determines that a bonus under the Plan to an employee who is, or who the Committee expects to become, a “covered employee” within the meaning of Section 162(m) of the Code (a “Covered Employee”), shall not be designed to qualify as compensation solely on account of the attainment of one or more performance goals under circumstances that satisfy the requirements of Section 162(m) of the Code (“Performance Based Compensation”), the maximum aggregate amount paid as a bonus under the Plan to any one Covered Employee in any one calendar year shall not exceed $2,000,000.

3.             Payments under the Plan shall be made in full to each participant at the time such payment is first determined, provided that the participant is employed by the Company or a qualifying subsidiary at that time.  The timing of payments under the Plan shall comply in all respects with the provisions of Section 409A of the Code and the regulations thereunder.

4.             Payments under the Plan shall not be deemed to constitute compensation of any nature for purposes of any other compensation, retirement or other benefit plan of the Company.

To the extent that any such other plan contains provisions contrary to the foregoing sentence, such other plan shall be deemed to be amended to conform to the foregoing sentence.

5.             All matters with respect to the interpretation and application of the Plan shall be conclusively determined by the Committee.

6.             The Plan may be terminated or modified prospectively at any time by the Board of Directors.  Nothing contained in the Plan shall constitute a contract, express or implied, or any other type of obligation with respect to the employment or the continued employment by the Company of any person.

7.             Notwithstanding any other terms of the Plan, the payability (as determined by the Committee) of a bonus under the Plan that the Committee intends to be Performance Based Compensation to a Covered Employee, shall be determined by the attainment of one or more performance goals as determined by the Committee in conformity with Section 162(m) of the Code.  The Committee shall specify in writing, by resolution or otherwise, the participants eligible to receive such a bonus (which may be expressed in terms of a class of individuals) and the performance goal(s) applicable to such bonus within 90 days after the commencement of the period to which the performance goal(s) relate(s), or such earlier time as required to comply with Section 162(m) of the Code.  No such bonus shall be payable unless the Committee certifies in writing, by resolution or otherwise, that the performance goal(s) applicable to the bonus were satisfied.  In no case may the Committee increase the value of a bonus intended to qualify as Performance Based Compensation above the maximum value determined under the performance formula by the attainment of the applicable performance goal(s), but the Committee retains the discretion to reduce the value below such maximum.

Unless and until the Committee proposes for stockholder vote and the stockholders approve a change in the general performance measures set forth herein, the performance goal(s) upon which the payment of a bonus to a Covered Employee that is intended to qualify as Performance Based Compensation shall be limited to the following performance measures:

(a)           Increases in, or levels of, net asset value; net asset value per share; pretax earnings; earnings before interest and taxes; earnings before interest, taxes, depreciation and amortization; net income and/or earnings per share;

(b)           Return on equity, return on assets or net assets, return on capital (including return on total capital or return on invested capital);

(c)           Share price or stockholder return performance (including, but not limited to, growth measures and total stockholder return, which may be measured in absolute terms and/or in comparison to a group of peer companies or an index);

(d)           Oil and gas reserve replacement, reserve growth and finding and development cost targets;

(e)           Oil and gas production targets;

(f)            Performance of investments in oil and gas properties;

(g)           Cash flow measures (including, but not limited to, cash flows from operating activities, discretionary cash flows, and cash flow return on investment, assets, equity, or capital); and

(h)           Increases in, or levels of, operating and/or nonoperating expenses.

Any performance measure(s) may be used to measure the performance of the Company as a whole and/or any one or more regional operations and/or subsidiaries of the Company or any combination thereof, as the Committee may deem appropriate, and any performance measure(s) may be used in comparison to the performance of a group of peer companies, or a published or special index that the Committee, in its sole discretion, deems appropriate.

The Committee may provide that any evaluation of attainment of a performance goal may include or exclude any of the following events that occurs during the relevant period: (a) asset write downs; (b) litigation judgments or settlements; (c) the effect of changes in tax laws, accounting principles, or other laws or regulations affecting reported results; (d) any reorganization or restructuring transactions; (e) extraordinary nonrecurring items as described in

Accounting Principles Board Opinion No. 30 and/or in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s Annual Report on Form 10-K for the applicable year; and (f) significant acquisitions or divestitures.  To the extent such inclusions or exclusions affect bonuses to Covered Employees, they shall be prescribed in a form that meets the requirements of Section 162(m) of the Code for deductibility.

In the event that applicable tax and/or securities laws change to permit discretion by the Committee to alter the governing performance measures without obtaining stockholder approval of such changes, the Committee shall have sole discretion to make such changes without obtaining stockholder approval.  In addition, in the event that the Committee determines that it is advisable to make bonus payments to Covered Employees that shall not qualify as Performance Based Compensation, the Committee may make such payments without satisfying the requirements of Section 162(m) of the Code.

*     *     *     *     *

This Cash Bonus Plan, as amended, was adopted by the Board of Directors of SM Energy Company on July 30, 2010.

SM ENERGY COMPANY

By:	/s/ ANTHONY J. BEST
President and Chief Executive Officer